Exhibit 10.21

SIXTH AMENDMENT
TO
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Sixth Amendment to Amended and Restated Revolving Credit Agreement (“Amendment”) is entered into as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank (the “Bank”), and Prospect Medical Holdings, Inc. (the “Borrower”).

RECITALS

This Amendment is being entered into in reference to the following facts:

The Borrower and the Bank entered into an Amended and Restated Revolving Credit Agreement, dated as of July 3, 1999 (as modified, amended, and supplemented to the date hereof, the “Credit Agreement”).  Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Credit Agreement.  The Bank and the Borrower desire to amend the Credit Agreement in certain respects subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows.

ARTICLE 1 - AMENDMENTS

1.1                                 Amendment of Certain Defined Terms.  The definitions listed below contained in Section 1.1 of the Credit Agreement, are hereby amended and restated to read in their entirety as follows:

‘“Applicable Margin’ means 75 basis points.”

‘“Maturity Date’ means October 3, 2004.”

‘“Revolving Credit Commitment’ means $4,000,000 until October 14, 2003, and thereafter means $2,000,000.”

1.2                                 New Defined Terms.  The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“‘Debt to Consolidated Net Worth Ratio’ means, as of the date of determination, the ratio of: (i) Borrower’s and the Subsidiaries’ consolidated Debt as of such date; to (ii) Borrower’s and the Subsidiaries Consolidated Net Worth as of such date.”

‘“Cash Flow Coverage Ratio’ means, as of the date of determination, the ratio of (i) the sum of (x) EBITDAR for the rolling four (4) fiscal quarter period ending on such date plus (y) 60% of the IBNR Expense for the rolling four (4) fiscal quarter period ending on such date, to (ii) the sum of (x) Consolidated

Interest Expense for the rolling four (4) fiscal quarter period ending on such date, plus (y) Consolidated Lease Expense for the rolling four (4) fiscal quarter period ending on such date, plus (z) the current portion of Borrower’s consolidated long term Debt as of such date.”

1.3                                 Deletion of Certain Defined Terms.  The definitions of “Coverage Ratio,” “Current Ratio” “Leverage Ratio” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety.

1.4                                 Amendment to Section 6.16 - Financial Covenants.  Section 6.16 of the Credit Agreement is hereby amended in its entirety as follows:

“6.16                     Financial Condition.  Permit or suffer:

(a)                                  Consolidated Net Worth at the end of each fiscal quarter, beginning with the quarter ending September 30, 2003, to be less than the sum of (i) $6,500,000, plus (ii) $500,000 per fiscal year, commencing with the fiscal year ending September 30, 2004.

(b)                                 The Debt to Consolidated Net Worth Ratio, measured at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2003, at any time to be greater than 3.50:1.0.

(c)                                  Consolidated Net Income, measured at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2003, at any time to be less than $1.00

(d)                                 Consolidated Net Income, measured at the end of each fiscal year, commencing with the fiscal year ending September 30, 2003, at any time to be less than $1,000,000.

(e)                                  The Cash Flow Coverage Ratio, measured at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2003, at any time to be less than 1.25:1.0.”

ARTICLE 2 - CONDITIONS PRECEDENT

2.1                                 Conditions Precedent.  This Amendment shall be effective upon satisfaction of all of the following conditions precedent, as determined by the Bank in its sole discretion:

(a)                                  the Bank shall have received a signed copy of the following documents, all in form and content acceptable to the Bank in it sole discretion, duly executed and delivered by an authorized representative of the Borrower: (i) this Amendment; (ii) the Fifth Amendment to Amended and Restated Secured Revolving Note; (iii) the Fourth Amendment to Term Note; and (iv) such amendments or restatements of Bank’s security agreements and Uniform Commercial Code filings as Bank shall require;

(b)                                 the Borrower shall have paid a commitment fee in the amount of $5000 and all Bank Expenses incurred with the preparation of this Amendment; and

(c)                                  the Borrower shall have taken such other actions as may be requested by the Bank to more fully document the transaction evidenced hereby.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Amendment, the Borrower represents, warrants, admits, and covenants to the Bank as follows.

3.1                                 Borrower’s Representations and Warranties.

(a)                                  The Borrower has the power and authority and has taken all action necessary to execute, deliver and perform this Amendment and all other agreements and instruments executed or delivered to be executed or delivered in connection herewith and therewith, and this Amendment and such other agreements and instruments constitute the valid, binding, and enforceable obligations of the Borrower.

(b)                                 The Borrower’s representations and warranties contained in the Credit Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof, and no Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

3.2                                 No Offsets.  As of the date of this Amendment, the Borrower has no offsets, claims, or defenses whatsoever against any of the Obligations owing to the Bank.

ARTICLE 4 - GENERAL PROVISIONS

4.1                                 Full Force and Effect.  Except as expressly amended hereby, the Credit Agreement and all other documents, agreements and instruments relating to thereto are and shall remain unmodified and in full force and effect.

4.2                                 Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and that all of which taken together shall constitute one and the same instrument, respectively.  Delivery of an executed counterpart of this Amendment by facsimile shall be equally effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counterpart of this Amendment, but failure to do so shall not effect the validity, enforceability, of binding effect of this Amendment.

4.3                                 Final Agreement.  This Amendment is intended by the Borrower and the Bank to be the final, complete, and exclusive expression of the agreement between them with respect to the subject matter hereof.  This Amendment supersedes any and all prior oral or written agreements relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the date first above written.

“BANK”		“BORROWER”

Comerica Bank		Prospect Medical Holdings, Inc.

By:	/s/ Stephanie D. McElroy	By:	/s/ R. Stewart Kahn
	Stephanie D. McElroy,		R. Stewart Kahn,
	Vice President		Executive Vice President